                                                                    EXHIBIT 10.5



                        AMENDMENT TO EMPLOYMENT AGREEMENT


         THIS AMENDMENT, dated as of the 22nd day of January, 2004, by and between Regions Financial Corporation, a Delaware corporation ("Regions"), and Union Planters Corporation, a Tennessee corporation ("Union Planters") and Jackson W. Moore ("Officer"), amends the Employment Agreement between Officer and Union Planters Amended and Restated as of April 17, 1997, and as amended as of September 26, 2000 (the "Employment Agreement"). Prior to the Effective Date, Union Planters and Regions shall cause Newco (as defined in the Merger Agreement) (the "Company") to become a party hereto for all purposes hereof by executing and delivering a supplement hereto.

         The parties hereto have determined that it is in the best interests of the Company, Regions, Union Planters and their shareholders to assure that the Company and Union Planters will have the continued dedication of Officer pending and following the transactions (collectively, the "Merger") contemplated by the Agreement and Plan of Merger, dated as of January 22, 2004, between the Company, Regions and Union Planters (the "Merger Agreement"). Therefore, in order to accomplish these objectives, Officer, Union Planters and Regions desire to enter into this Amendment which will amend the terms of the Employment Agreement.

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. Effective Date. The parties hereto agree that the effective date of this Amendment (which shall be defined as the "Effective Date" under the Employment Agreement) shall mean the date on which the "Effective Time" (as defined in the Merger Agreement) occurs. In the event that the Effective Time shall not occur for any reason, this Amendment shall be null and void ab initio and shall be of no force and effect.

         2. Change in Control. The parties hereto agree and acknowledge that, solely for purposes of the Employment Agreement, and except as otherwise specifically set forth in this Amendment, a "Change in Control" as defined in
Section 1.2(b) of the Employment Agreement shall be deemed not to have occurred as a result of the Merger (the parties hereto agree that this shall have no effect on any other plans and agreements of Union Planters, and/or on the stock options, restricted stock and other equity holdings of Officer, pursuant to which a change in control as defined under the relevant plans and agreements will have occurred as of the Effective Date).

         3. Immediate Effectiveness of 280G Gross-Up Provisions. Notwithstanding Section 2 of this Amendment, and in recognition that a change in the ownership or effective control of Union Planters as defined in Section 280G of the Internal Revenue Code of 1986, as amended, is presently contemplated by reason of the Merger, the provisions of Sections 1.2(f) and 1.2(g) of the Employment Agreement will be immediately applicable to Officer as of the Effective Date.

         4. Parties. References to "Union Planters" shall be substituted with "the Company" as defined in the introductory paragraph of this Amendment, throughout the Employment Agreement.

         5. Position and Duties. Sections 2.1 and 2.2 of the Employment Agreement are hereby deleted, and shall be replaced with the following:

         "2.1 General Duties. Officer's employment under this Agreement after the Effective Date shall be divided into three periods, the "Initial Period," the "Second Period" and the "Third Period." The Initial Period shall commence on the Effective Date and end on the date on which the Chief Executive Officer of the Company as of the Effective Date (the "Initial CEO") ceases for any reason to serve as Chief Executive Officer of the Company, but in no event later than June 30, 2005. The Second Period shall begin at the end of the Initial Period and end on the date on which the Chairman of the Board of Directors as of the end of the Initial Period ceases for any reason to serve as Chairman of the Board of Directors, but in no event later than June 30, 2006. The Third Period shall begin at the end of the Second Period. During the Initial Period, Officer shall serve as the President of the Company; during the Second Period, Officer shall serve as the Chief Executive Officer and President of the Company; and during the Third Period, Officer shall serve as the Chairman of the Board of Directors, and Chief Executive Officer of the Company, in each case, with such duties and responsibilities as are customary with respect to such positions. During the Initial Period, Officer shall report directly to the Initial CEO. The Board of Directors shall appoint Officer to the positions specified above at the times specified above. Officer shall be appointed to the Board of Directors and shall serve on the Board of Directors throughout the period of Officer's employment with the Company, subject to election by the shareholders of the Company, without additional consideration."

         "2.2 Extent of Services. During Officer's employment under this Agreement, and excluding any periods of vacation and sick leave to which Officer is entitled, Officer agrees to devote substantially all of his business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Officer hereunder, to use Officer's reasonable best efforts to perform faithfully and efficiently such responsibilities. The Company recognizes that Officer serves on several civic and corporate boards and that such service, as well as the management of Officer's personal investments, does not conflict with the duties outlined above."

         6. Location of Services. The first sentence of Section 2.4 of the Employment Agreement is hereby deleted, and shall be replaced with the following:

         "The duties of Officer under this Agreement shall be required to be performed in the reasonable vicinity of either Memphis, Tennessee or Birmingham, Alabama."

         7. Level of Benefits After the Effective Date. There shall be added a new Section 3.8 to the Employment Agreement, as follows:

         "3.8 Level of Benefits After the Effective Date. Without limiting any other provision of this Agreement, after the Effective Date, Officer and/or Officer's family, as the case may be, shall be eligible for participation in, and shall receive, pension and welfare benefits (including without limitation supplemental and deferred benefits), and fringe benefits and perquisites and all other benefits, on a basis, at a level and in an amount that, on a benefit-for-benefit basis, is no less favorable than the pension and welfare (including supplemental and deferred benefits), and fringe, perquisite and other benefits that were provided or made available to Officer and/or Officer's family on January 22, 2004, whether pursuant to this Agreement or otherwise. For purposes of all benefit plans, programs and policies of the Company, all service credited to Officer by Union Planters up to the Effective Date shall be credited by the Company for purposes of each such corresponding plan, program and policy, provided, however, that such credit shall not result in a duplication of benefits with respect to the same period of service."

         8. Right to Payments and Benefits Under Section 1.2(c) under Certain Circumstances. There shall be added to the end of Section 1.2(c) of the Employment Agreement a new paragraph, as follows:

                "After the Effective Date, this Section 1.2(c) shall apply to Officer, and Officer shall become entitled to receive payments and benefits hereunder, only in the following circumstances: (i) if there occurs a Change in Control of the Company other than the Merger, or
         (ii) if, other than as a result of termination of Officer's employment by the Company for Cause as defined under Section 4.1 or due to Officer's death or Disability as defined under Section 4.2(c) or Officer's termination of his employment as contemplated by Section 4.4,
         (A) the Company fails to appoint Officer to the position of Chief Executive Officer of the Company upon the expiration of the Initial Period, (B) the Company removes Officer from the position of Chief Executive Officer before commencement of the Third Period, or (C) Officer fails to become the Chairman of the Board of Directors and Chief Executive Officer upon the expiration of the Second Period (with respect to clause (ii) hereof, the date of the "Change in Control" hereunder shall be deemed to be the date Officer receives notice of either such failure or removal)."

         9. Treatment of Termination Without Cause or Removal. There shall be added to the end of Section 1.2(d) of the Employment Agreement a new sentence, as follows:

         "The parties hereto acknowledge and agree that any termination by the Company of Officer's employment hereunder, and/or any removal by the Company of Officer from the position of Chief Executive Officer of the Company after commencement of the Third Period (in each case, other than as a result of termination of Officer's employment by the Company for Cause, Officer's death or Disability or Officer's termination of his employment as contemplated by

         Section 4.4), shall be deemed to be an immediate election by the Company not to extend Officer's employment hereunder pursuant to this
         Section 1.2(d) and, in the case of any such termination shall be deemed an immediate election by Officer, and in the case of such removal, shall, at the sole option of Officer, be deemed an immediate election by Officer, to terminate this Agreement and receive the payments and benefits provided for in this Section 1.2(d), in each case as of the date Officer receives notice of either such termination or removal (for purposes of clarity, this sentence shall have no impact on the ability of Officer (or his estate or beneficiaries, as the case may be) to receive the payments and benefits set forth in Section 4.2(c) in the event of Officer's death or Disability)."

         10. Notices. All notices and other communications to the Company pursuant to Section 8.9 of the Employment Agreement shall be addressed as provided in Section 8.8 of the Merger Agreement, provided that any notices to Executive shall be follows:

                Jackson W. Moore
                c/o Union Planters Corporation
                6200 Poplar Avenue
                Memphis, TN 38119

                or such other address as Executive shall provide to Union Planters, Regions or the Company.

                                 * * * * * * * *

         The terms of the Employment Agreement not hereby amended shall be and remain in full force and effect, and are not affected by this Amendment.

         IN WITNESS WHEREOF, Officer has hereunto set Officer's hand and, pursuant to the due authorization, the Company and Union Planters have caused these presents to be executed in their respective names on their behalf, all as of the day and year first above written.


                                   JACKSON W. MOORE


                                   /s/ Jackson W. Moore
                                   ------------------------------------------



                                   UNION PLANTERS CORPORATION



                                   By /s/ Bobby L. Doxey
                                     ----------------------------------------
                                   Name:  Bobby L. Doxey
                                   Title: Chief Financial Officer



                                   REGIONS FINANCIAL CORPORATION



                                   By /s/ Carl E. Jones, Jr.
                                     ----------------------------------------
                                   Name:  Carl E. Jones, Jr.
                                   Title: Chief Executive Officer